                                                                    EXHIBIT 99.9

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT (this "AGREEMENT"), made as of the 31st day of August, 1998, by and among Wellington Properties Trust, a Maryland real estate investment trust (the "COMPANY") and the parties identified as "Subject Shareholders" on the signature page hereto (hereinafter referred to collectively as the "SUBJECT SHAREHOLDERS" and individually as a "SUBJECT SHAREHOLDER");

                                WITNESSETH: THAT

         WHEREAS, the Company is authorized to issue 100,070,000 common shares of beneficial interest, $0.01 par value per share, 734,161.409 shares of which were outstanding as of August 21, 1998 (and of which 106,917.187 are presently owned by the Subject Shareholders);

         WHEREAS, the Company has entered into a certain Amended and Restated Master Contribution Agreement dated August 31, 1998 (the "MASTER CONTRIBUTION AGREEMENT") with American Real Estate Equities, LLC ("AREE"), Steven B. Hoyt ("HOYT"), Lambert Equities II, LLC ("LAMBERT LLC"), and WLPT Funding, LLC ("WLPT"), pursuant to which AREE has agreed to contribute certain contracts to the Company in exchange for the issuance of limited partnership interests (the "LP UNITS") in Wellington Properties Investments, L.P. (the "UPREIT"), a Delaware limited partnership, of which the Company is the sole general partner;

         WHEREAS, Hoyt, Lambert LLC and WLPT are all of the members of AREE and whereas Duane H. Lund ("LUND") is a member of WLPT, and whereas Paul T. Lambert ("LAMBERT") is a member of Lambert LLC and, in those capacities, will receive LP Units pursuant to the Master Contribution Agreement and related agreements;

         WHEREAS, pursuant to the terms of the limited partnership agreement (the "OP AGREEMENT") of the UPREIT, the LP Units are convertible into common shares of beneficial interest of the Company; and

         WHEREAS, the Subject Shareholders desire to exercise the voting rights of their shares in the Company, and to restrict the transferability of their shares in the Company, as set forth in this Agreement;

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and of other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings stated:

         1.1. "AFFILIATE" shall mean, (i) with respect to any individual or entity (the "FIRST PERSON"), any entity (the "SECOND PERSON"), directly or indirectly, (A) controlled or


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more than 50% owned (directly or indirectly) by the First Person, (B) if the
First Person is an entity, controlling or owning (directly or indirectly) more than 50% of the First Person, or (C) if the First Person is an entity, controlled or more than 50% owned (directly or indirectly) by an individual or entity which controls or owns (directly or indirectly) more than 50% of the First Person, and (ii) with respect to any First Person who is an individual, any members of the immediate family of such individual and any trusts established exclusively for the benefit of such individual and/or any such immediate family members. If the First Person is an individual, any ownership and/or control of the Second Person by immediate family members and/or trusts who are Affiliates of such First Person pursuant to clause (ii) above shall be attributed to, and deemed exercised and owned by, such First Person. If the First Person is the successor to a Subject Shareholder by reason of death of such Subject Shareholder, any person who was an Affiliate of the decedent Subject Shareholder shall be deemed to be an Affiliate of such First Person. For purposes of this SECTION 1.1, "IMMEDIATE FAMILY" of an individual shall mean such individual's siblings, spouse and his lineal ancestors and descendants.

         1.2. "SHAREHOLDERS" shall mean, as of any date, all beneficial holders of any or all of the Shares.

         1.3. "SHARES" shall mean, as of any date, any and all shares of beneficial interest of the Company, of whatever class, issued and outstanding, including, but not limited to, shares issued or created in connection with any share dividend, share split or other capital readjustment.

         1.4. "SUBJECT SHAREHOLDER" shall mean any person (other than the Company) who is or becomes a party to, or bound by, this Agreement, whether or not such person owns any Shares.

         1.5. "SUBJECT SHARES" shall mean any and all Shares owned (whether directly or through a trust for the benefit of the Subject Shareholder) or controlled by any Subject Shareholder, from time to time, now or hereafter, including, without limitation any Shares issued in connection with the conversion of LP Units into Shares pursuant to the OP Agreement.

         1.6. "TRANSFER" shall mean and include any sale, assignment, transfer, gift, pledge, encumbrance, hypothecation, distribution pursuant to a liquidation, or other disposition or alienation, direct or indirect, of any of the Shares or any interest of a Shareholder, legal, equitable or beneficial therein.

         1.7. "WMC" shall mean Wellington Management Corporation.

      2. ISSUANCE OF ADDITIONAL SHARES. In the event the Company intends to issue additional Shares (whether pursuant to a secondary offering, share dividend, share split or otherwise) to any or all of the Subject Shareholders or their Affiliates, whether or not such Shares are currently authorized by the Articles of Amendment and Restatement of the Company, such Shares, upon issuance, shall automatically become Subject Shares. As a condition to the issuance of any additional Shares to any Affiliate of a Subject Shareholder who


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is not already a Subject Shareholder, the Company shall require that the proposed holder of such additional Shares execute and deliver to the Company a joinder (a "JOINDER") to this Agreement in the form attached hereto as EXHIBIT A.

      3. MANAGEMENT OF THE COMPANY.


         3.1. ELECTION OF TRUSTEES. The Subject Shareholders acknowledge that upon the closing of the transactions contemplated by the Master Contribution Agreement, the board of trustees of the Company will be expanded to seven members and Lambert and Hoyt shall be elected as trustees to fill the vacancies created by such expansion. Each Subject Shareholder (and its successors, transferees and assigns entitled to exercise such rights) shall take all action necessary or appropriate (including, without limitation, voting all Subject Shares, calling special meetings of Shareholders and executing and delivering proxies and written consents) to ensure that Hoyt and Lambert are and continue to be elected to the board of trustees of the Company. In addition, in the event that any additional vacancies occur in the board of trustees of the Company, each Subject Shareholder shall use its best efforts to cause the board of trustees of the Company to fill any such vacancy with a person selected by AREE and WMC. In the event that any trustee decides not to stand for re-election, each Subject Shareholder shall use its best efforts to cause the board of trustees of the Company to present to the Shareholders, at the next Shareholders meeting, a person selected by AREE and WMC as a nominee for election to such position.

         3.2. ELECTION OF OFFICERS. Each Subject Shareholder shall use its best efforts to cause the board of trustees of the Company to elect Lund as the Chief Executive Officer of the Company, Robert Rice as the President of the Company and Arnold Leas as Chairman of the Board of the Company.

         3.3. CERTAIN PROXIES. In the event that (i) any Subject Shareholder shall fail to vote its Subject Shares in accordance with the terms of this
SECTION 3 with respect to any matter provided for in this SECTION 3, (ii) such Subject Shareholder has been given written notice of such failure, and (iii) if such failure is subject to cure, such failure has not been cured within five days after such notice has been effectively given to such Subject Shareholder, then, in addition to all other remedies available at law and in equity with respect to such failure, such Subject Shareholder (the "DEFAULTING SHAREHOLDER") shall be deemed to have granted the other Subject Shareholders (the "NONDEFAULTING SHAREHOLDERS") an irrevocable proxy coupled with an interest to vote all the Subject Shares of the Defaulting Shareholder in accordance with the terms of this SECTION 3 as to which the Defaulting Shareholder has failed to so vote, and the Nondefaulting Shareholders shall not be entitled to vote the Subject Shares of the Defaulting Shareholder with respect to any other matter.

      4. GENERAL RESTRICTIONS ON TRANSFER. In the event a Subject Shareholder attempts to Transfer any or all of its Shares to any person, such Transfer shall be valid only as provided in and permitted by SECTION 5. Any purported Transfer made any time hereafter in violation of the provisions of SECTIONS 4 or 5 shall be absolutely null and void and shall confer no rights whatsoever on the purported transferee as against the Company or any other Shareholders.



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The Company shall not transfer, and shall cause its transfer agent not to transfer, on the books of the Company, or the transfer agent, as the case may be, any certificates for any Shares owned by any Subject Shareholder, nor issue any certificate in lieu of any such Shares, nor issue any new Shares, unless each and all of the conditions hereof affecting such Shares or certificates and the transfer thereof have been complied with. Until the certificates representing the Shares to be transferred (either properly endorsed for transfer or accompanied by the necessary stock powers, with all necessary stock transfer stamps attached thereto) are delivered to the Company, no such Transfer of Subject Shares shall be made and title shall remain in the transferring Shareholder.

      5. AFFILIATE TRANSFERS.

         5.1. TO SUBJECT SHAREHOLDERS. A Subject Shareholder may Transfer Subject Shares to any other Subject Shareholder.

         5.2. TO AFFILIATES. A Subject Shareholder may Transfer Subject Shares to any Affiliate of any Subject Shareholder, which Affiliate is not already a Subject Shareholder, provided the transferring Subject Shareholder delivers a Joinder executed by the transferee to the Company prior to such Transfer.

      6. LEGEND ON CERTIFICATES. In addition to any other legends required by agreement or by law, each certificate representing one or more of the Subject Shares now or hereafter held by any of the Subject Shareholders shall be endorsed with the following legend (the "REQUIRED LEGEND") in substantially the following form:

         "The voting, transfer, pledge or other encumbrance of the securities represented by this certificate is restricted under the terms of a certain Shareholders' Agreement dated as of August 31, 1998, a copy of which is on file at the office of the Company."

In the event that the Company at any time or times shall distribute any Shares as a dividend upon the Subject Shares or shall issue any Shares in lieu of, or in exchange for, or in addition to, the Subject Shares, or shall have had a reclassification of Shares, then all certificates evidencing the same shall bear the Required Legend. Promptly after execution and delivery of this Agreement, each Subject Shareholder shall deliver certificates representing all of its Subject Shares to the Company, whereupon the Company shall endorse such certificates with the Required Legend or shall reissue such certificates with the Required Legend.

      7. REPRESENTATIONS AND WARRANTIES. Each of the parties hereto represents and warrants to the others that as of the date of its entry into this Agreement:

         7.1. GENERAL. Such party has full power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder, in each capacity in which such party is executing this Agreement, and no consent, approval or other authorization of, notice to or registration with any governmental authority, or other person, is required in connection with the execution, delivery and performance of this Agreement by such



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party, which has not been obtained, given or made. With respect to any party which is not a natural person, the execution, delivery and performance of the Agreement have been duly authorized by all requisite action by such entity, and are not in conflict with the terms of any organizational instruments of such entity.

         7.2. OWNERSHIP OF SHARES. Such party is the true and lawful owner, beneficially and of record, of that number of Shares indicated below such parties signature.

      8. TERMINATION.

         8.1. GENERAL. This Agreement shall terminate upon the first of any of the following events to occur: (i) the date that is 10 years after the date hereof; (ii) the written agreement of AREE and WMC to terminate this Agreement;
(iii) there ceasing to be any Shares of the Company outstanding other than those held by a single Shareholder, (iv) the dissolution of the Company, or (v) the consummation of a merger or consolidation of the Company as to which an entity other than the Company is a surviving entity, unless the stock of such surviving entity is owned by substantially the same parties and in substantially in the same proportions as the stock of the Company was owned prior to any such merger or consolidation. The termination of this Agreement shall not impair or affect any obligations or liabilities accrued prior to any such termination.

         8.2. ELECTION OBLIGATIONS. The obligations to elect Arnold K. Leas, Robert F. Rice, Hoyt, Lambert and/or Lund set forth in SECTION 3 shall terminate with respect to any of the foregoing individuals upon such individual's death, disability or resignation from the Company.

      9. MISCELLANEOUS.

         9.1. NOTICES. All notices given pursuant to or in connection with this Agreement shall be in writing and shall be served by United States registered or certified mail, return receipt requested, proper postage prepaid, or by a reputable express delivery service which guarantees next business day delivery, addressed, as appropriate, to the Company at its registered office, and to any Shareholder at the last address of such Shareholder shown on the records of the Company. Any such notice shall be deemed given and effective (a) if by registered or certified mail, five days after deposit thereof in the U.S. mail, and (b) if by such express delivery service, on the next business day following deposit thereof with such express delivery service.

         9.2. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns and to no other persons or entities. No person may assign any of his rights or obligations under this Agreement without the unanimous written consent of all other parties hereto. If any original Subject Shareholder or any other subsequent Subject Shareholder transfers any of its Shares to any Affiliate of any Subject Shareholder, for any reason whatsoever, then, without limitation of
SECTION 4, such transferee shall become and be conclusively deemed to be a party to this Agreement and be



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bound by its terms, without further action on his part. In addition, as a condition to the issuance of a replacement certificate to said transferee, again without limitation of SECTION 4, said transferee shall execute and deliver a Joinder to the Company, if such transferee has not already delivered such Joinder.

         9.3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon only by a written instrument executed by all such parties.

         9.4. NO WAIVER. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

         9.5. SEVERABILITY. In the event any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision had not been included herein, as the case may be.

         9.6. CONSTRUCTION. This Agreement shall be governed by the laws of the State of Maryland, without reference to its statutory or judicially pronounced rules regarding conflicts of law or choice of law. Wherever used in this Agreement, the singular shall be construed to include the plural and vice versa, where applicable, and the use of the masculine, feminine or neuter gender shall include the other genders. The term "person" shall refer to both natural persons and legal entities. The headings used in this Agreement are for convenience only and do not define, limit or construe the contents thereof.

         9.7. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                 SUBJECT SHAREHOLDERS:

                                 AMERICAN REAL ESTATE EQUITIES, LLC, a Delaware limited liability company

                                 By:      /s/ Duane Lund
                                          -------------------------------------
                                 Its:     Member
                                 ___0___  Shares


                                 /s/ Steven B. Hoyt
                                 ----------------------------------------------
                                 STEVEN B. HOYT
                                 ___0___ Shares


                                 /s/ Paul T. Lambert
                                 ----------------------------------------------
                                 PAUL T. LAMBERT
                                 ___0___ Shares


                                 /s/ Duane H. Lund
                                 ----------------------------------------------
                                 DUANE H. LUND
                                 ___0___ Shares


                                 WLPT FUNDING, LLC, a Delaware limited liability company

                                 By:      /s/Duane H. Lund
                                          -------------------------------------
                                 Its:     Member
                                 ___0___  Shares


                                 LAMBERT EQUITIES II, LLC, a Delaware limited liability company

                                 By:      /s/Paul T. Lambert
                                          -------------------------------------
                                 Its:     Member
                                 ___0___ Shares


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                                 WELLINGTON MANAGEMENT CORPORATION, a Wisconsin
                                 corporation

                                 By:      /s/Arnold K. Leas
                                          -------------------------------------
                                 Its:     President
                                   84,002  Shares
                                 ---------


                                 /s/ Arnold K. Leas
                                 ----------------------------------------------
                                 ARNOLD K. LEAS
                                  20,210.001   Shares
                                 ------------

                                 /s/ Rose Marie Leas
                                 ----------------------------------------------
                                 ROSE MARIE LEAS
                                  605.186   Shares
                                 ---------


                                 /s/ Gregory Leas
                                 ----------------------------------------------
                                 GREGORY LEAS
                                  1,100   Shares
                                 -------

                                 /s/ Robert F. Rice
                                 ----------------------------------------------
                                 ROBERT F. RICE
                                  1,000   Shares
                                 -------


                                 COMPANY:

                                 WELLINGTON PROPERTIES TRUST, a Maryland real estate investment trust

                                 By:      /s/ Arnold K. Leas
                                          -------------------------------------
                                 Its      President
                                          -------------------------------------



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                                    EXHIBIT A

                                 FORM OF JOINDER

         The undersigned hereby joins in and agrees to be bound by all of the terms and provisions applicable to "Subject Shareholders" under that certain Shareholders' Agreement between Steven B. Hoyt, Paul T. Lambert, Duane H. Lund, American Real Estate Equities, LLC, WLPT Funding, LLC, Lambert Equities II, LLC, Arnold K. Leas, Rose Marie Leas, Gregory Leas, Robert F. Rice, Wellington Management Corporation and Wellington Properties Trust dated August 31, 1998 (as amended from time to time, the "AGREEMENT"). The Shares (as defined in the Agreement) of the undersigned shall be subject to all of the terms and provisions of the Agreement relating to Subject Shares (as defined in the Agreement). The undersigned shall be deemed to be a party to the Agreement.


                                   ---------------------------------------------
                                           Shares
                                   --------